EXHIBIT 99.1

OXiGENE Reports Final Data From Phase 2 FALCON Study of ZYBRESTAT in Non-Small Cell Lung Cancer

SOUTH SAN FRANCISCO, Calif., Nov. 3, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced final results today from the FALCON trial, a stratified, randomized, controlled Phase 2 study of ZYBRESTAT™ (fosbretabulin tromethamine, or CA4P) in patients with advanced non-small cell lung cancer (NSCLC).

The final analysis of the data showed that the combination regimen of ZYBRESTAT plus bevacizumab, carboplatin and paclitaxel (ZYBRESTAT arm) was observed to be well-tolerated with no significant cumulative toxicities or overlapping toxicities with bevacizumab when compared with the control arm of the study (standard chemotherapy plus bevacizumab). In addition, an analysis of patients with tumor burden greater than 10 cm suggested meaningful improvements in overall survival for patients receiving ZYBRESTAT in addition to bevacizumab and chemotherapy. For patients with this large tumor burden, median overall survival was 14.2 months, compared with 11.0 months for patients on the control arm of the study. For the overall patient population, no survival benefit was observed for patients receiving ZYBRESTAT.

"This final data reinforces our earlier observations that ZYBRESTAT in combination with bevacizumab and chemotherapy may have therapeutic utility for patients with large or hard-to-treat tumors and who appear not to be as well served by the standard therapy of carboplatin, paclitaxel and bevacizumab. The data also suggest that that two vascular targeting agents, ZYBRESTAT and bevacizumab, can be administered in combination with a manageable side effect profile. These results are suggestive and present an opportunity for further clinical exploration in the future," said Peter Langecker, M.D., Chief Executive Officer at OXiGENE. "OXiGENE's major focus remains on working towards a global registrational study of ZYBRESTAT in anaplastic thyroid cancer, including obtaining the necessary financing for such a study, as well as supporting our ongoing clinical program in ovarian cancer and earlier stage programs. We are extremely grateful to the patients and physicians who participated in the FALCON study."

FALCON is a randomized, controlled study investigating the addition of ZYBRESTAT to standard therapy (carboplatin, paclitaxel, and bevacizumab, or C/P/Bev) in patients with Stage IIIb or IV predominantly non-squamous NSCLC. Randomization was stratified by ECOG status and prior therapies. A total of 60 patients were treated, with 29 in the standard therapy or control arm and 31 in the ZYBRESTAT + standard therapy arm. The treatment arms were well balanced except for a greater percentage of male patients in the CA4P arm. Disease was predominantly Stage IV in both arms. Patients received CA4P plus standard therapy, or standard therapy alone, every 21 days for up to 6 cycles (treatment phase). Patients without disease progression after 6 cycles could continue to receive bevacizumab with or without CA4P (depending on treatment arm) until disease progression (maintenance phase).

Key data points from the FALCON trial are as follows.

Overall Survival (OS)

  OS determined by patients' survival status at last follow up.

  Median OS was 13.6 months in the ZYBRESTAT arm versus 16.2 months in the standard therapy arm (HR with 95% CI: 1.06 (0.55, 2.03)).

  Median OS in patients with aggregate tumor burden greater than 10 cm was 14.2 months in the ZYBRESTAT arm versus 11.0 months in the standard therapy arm (HR with 95% CI: 0.67 (0.26, 1.70)).

  Median OS in patients with aggregate tumor burden of 10 cm or less was 13.6 months in the ZYBRESTAT arm versus 16.7 months in the standard therapy arm (HR with 95% CI: 1.38 (0.51, 3.74)).

Tolerability

  The addition of ZYBRESTAT to standard therapy appeared to be well tolerated.

  No significant overlapping toxicities with bevacizumab were observed.

  Hypertension was increased in patients in the ZYBRESTAT arm of the study but was transient and manageable without significant cardiac toxicity.

  Myelosuppression was increased in patients in the ZYBRESTAT arm of the study but did not result in significant dose reductions, sepsis or discontinuation of treatment.

Progression Free Survival (PFS):

  PFS determined by RECIST criteria.

  Median PFS was 8.6 months in the ZYBRESTAT arm versus 9.3 months in the standard therapy arm (HR with 95% CI: 1.04 (0.57, 1.91)).

  Median PFS in patients with ECOG 0 status was 7.0 months in the ZYBRESTAT arm versus 11.6 months in the standard therapy arm (HR with 95% CI: 2.12 (0.93, 4.83)).

  Median PFS in patients with ECOG 1 status was 9.8 months in the ZYBRESTAT arm versus 3.8 months in the standard therapy arm (HR with 95% CI: 0.51 (0.23, 1.16)).

As previously reported, best tumor response in terms of partial response (PR) was 56% in the ZYBRESTAT arm and 36% in the standard therapy arm.

About ZYBRESTAT

OXiGENE believes that ZYBRESTAT is poised to become an important therapeutic option in a novel class of small-molecule drug candidates called vascular disrupting agents. Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has shown potent and selective activity against tumor vasculature, as well as possible clinical activity against anaplastic thyroid cancer, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include possible outcomes of clinical studies involving ZYBRESTAT, interest among potential partners or regulatory outcomes, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of ZYBRESTAT. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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